Exhibit 10.5

CONFIDENTIAL RELEASE AND SEPARATION AGREEMENT
This Confidential Release and Separation Agreement (“Agreement”), is made effective as of December 11, 2016, by and between DAVID HALLAL, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives and assigns (“HALLAL”), and Alexion Pharmaceuticals, Inc., its subsidiaries, parents, affiliates, divisions and related entities, and its and their successors, predecessors, assigns, present or former directors, officers, executives, agents, attorneys, shareholders, fiduciaries or employees or any person acting on behalf of any of them (“ALEXION”).
WHEREAS, HALLAL and ALEXION are parties to an agreement of employment dated February 26, 2016 (the “Employment Agreement”);
WHEREAS, the Employment Agreement has been terminated;
WHEREAS, HALLAL and ALEXION wish to enter into this Agreement to fully resolve any actual or potential claims arising out of HALLAL’s employment with and/or separation from ALEXION; and
WHEREAS, ALEXION offers this Agreement without prejudice to any position ALEXION might take in any future proceeding regarding the reason for the termination of the Employment Agreement;
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, HALLAL and ALEXION agree as follows:
1.    End of Employment. HALLAL’s employment with ALEXION will end effective December 11, 2016 (the “Separation Date”). HALLAL will be paid pursuant to section 9(a) of the Employment Agreement for all work that he performs through the Separation Date and for all accrued, unused vacation. HALLAL acknowledges that (i) with the receipt of his final paycheck, he will have received all compensation and benefits that were due to him through the Separation Date as a result of services performed for ALEXION except as provided in this Agreement; (ii) HALLAL has reported to ALEXION any and all work-related injuries incurred during employment; and (iii) that ALEXION properly provided any leave of absence because of HALLAL’s or a family member’s health condition and HALLAL has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.
2.    Benefits Continuation. Regardless of whether HALLAL executes this Agreement, and assuming that HALLAL was enrolled in ALEXION’s group health insurance plans prior to the Separation Date, HALLAL and his eligible dependents (if any) may continue to participate in ALEXION’s group medical, dental, vision and/or employee assistance (EAP) plans for up to eighteen (18) months following the Separation Date, subject to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and provided that HALLAL timely and properly elects COBRA continuation coverage and pays the premiums associated with such coverage. HALLAL may also continue to participate in ALEXION’s Health Care Flexible Spending Account plan through the end of the calendar year if HALLAL has a balance in the plan as of the Separation Date. HALLAL will receive information regarding COBRA in a separate mailed communication.

3.    Consideration. Provided that HALLAL timely executes this Agreement, as consideration for this Agreement, ALEXION shall provide HALLAL with a total payment equal to $3,652,616 less applicable deductions and withholdings, payable in eight (8) equal quarterly installments commencing January 1, 2017, with each subsequent payment paid on the first business day of each quarter; provided that such payments shall cease should HALLAL fail to fully abide by the provisions of this Agreement.
4.    Non-Admission. ALEXION’s offer of this Agreement to HALLAL and any payments made under this Agreement do not constitute an admission by ALEXION that HALLAL has any claim of any kind against ALEXION or that ALEXION admits to any liability.
5.    Release. In exchange for the consideration described in Section 3 of this Agreement, HALLAL agrees to release ALEXION with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which HALLAL has at any time heretofore owned or held against ALEXION, including, without limitation, those arising out of or in any way connected with HALLAL’s employment relationship with ALEXION or separation from employment with ALEXION. This means that HALLAL gives up these claims to the fullest extent permitted by law, including:

(a)
claims for any pay, compensation or benefits, including bonuses, commissions, costs, damages, expenses, incentive pay, insurance, interest, paid or unpaid leave or time off, salary, separation or severance pay or benefits, or wages;

(b)	claims concerning any express or implied employment contracts, covenants or duties;

(c)
claims for defamation; detrimental reliance; impairment/loss of business/economic opportunity; intentional/negligent infliction of emotional distress; interference with contractual or legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence including negligent hiring/retention/ supervision; personal injury; promissory estoppel; retaliatory discharge; termination notice insufficiency; tortious interference; posting requirement violations; records access violations; wrongful termination; or any other federal, state, local or common law claims;

(d)
claims of discrimination based on age, ancestry, benefit entitlement, color, concerted activity, disability, failure to accommodate, gender, gender identity or expression, genetics, harassment, income source, leave rights, marital status, military status, national origin, parental status, perception of a protected characteristic, political affiliation, race, religion, retaliation, sex, sexual orientation, union activity, veteran status or other legally protected status; claims that any payment under this Agreement was affected by any such discrimination; or any other claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Sarbanes-

Oxley Act of 2002; the False Claims Act; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-51 et seq.; the Connecticut Human Rights and Opportunities Act, Conn. Gen. Stat. § 46a-60; the Connecticut Equal Pay Law, Conn. Gen. Stat. § 31-75; or the Connecticut Family and Medical Leave Law, Conn. Gen. Stat. §§ 31-51kk et seq.; each as amended; or

(e)	any right to be or remain a member of any class or collective action against ALEXION.
Notwithstanding anything herein to the contrary, HALLAL does not release (i) any claim or right to receive the consideration provided under this Agreement; (ii) any claim or right to indemnification by the Company under the Employment Agreement or the Indemnification Agreement between ALEXION and HALLAL entered into as of September 27, 2010; or (iii) any claim or right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act.
6.    Disclosure. In addition to the foregoing, and in further exchange for the consideration described in Section 3 of this Agreement, HALLAL specifically represents and warrants that as of the date that he executes this Agreement, either (i) he has disclosed to ALEXION’s General Counsel or to another member of ALEXION’s internal Legal Department in writing any matter that he knows or suspects could constitute an actual or potential violation of the ALEXION Code of Ethics and Business Conduct or of any internal or external legal, regulatory or compliance requirement applicable to ALEXION in any jurisdiction in which it does business, or (ii) he has no information concerning any such matter.
7.    Promise Not to Sue. HALLAL promises not to sue ALEXION for any claims covered by Section 5 of this Agreement and not excluded by any other section of this Agreement. This promise not to sue is separate from and in addition to HALLAL’s promises in Section 5 of this Agreement, and does not apply to a claim under the ADEA.
8.    Confidentiality and Non-Disclosure. HALLAL agrees that, except as required by applicable federal, state, or local law, HALLAL will keep all the terms of this Agreement strictly confidential, including the amount of the payment provided to HALLAL under this Agreement. Except as required by law, HALLAL will not disclose any of the terms of this Agreement to anyone except his immediate family members and his legal/financial advisors. Each of them is bound by this non-disclosure provision, and a disclosure by any of them will be considered a disclosure by HALLAL. HALLAL further represents that prior to executing this Agreement, he has not disclosed its terms in a manner inconsistent with this confidentiality provision.
9.    Continuing Obligations, Condition. HALLAL acknowledges and agrees that all confidentiality and non-disclosure obligations survive HALLAL’s separation from ALEXION and remain in full force and effect. HALLAL further agrees, as a condition of this Agreement, to execute the Proprietary Information and Inventions Agreement attached as Addenda hereto. HALLAL further acknowledges and agrees that he continues to be bound by the Non-Competition, Non-Solicitation, and Non-Disparagement provisions in section 5 of the Employment Agreement, which survive HALLAL’s separation from ALEXION and remain in full force and effect.

10.    Return of ALEXION Assets. HALLAL agrees that he has returned or will return immediately, and no later than the Separation Date, all ALEXION property or assets that he had or controlled during his employment, including: his identification badge; key fob; lab notebooks; laptop, desktop and handheld computers; smartphones; personal digital assistants (PDAs); secure ID cards; keys; tools and tool boxes; personal protective equipment; external hard drives; flash drives; power and sync cables; all originals and soft or hard copies of documents such as e-mails, facsimiles, handbooks, letters, manuals, or memoranda; any personal documents or materials containing confidential ALEXION information, including personal notebooks or planners; and any other ALEXION related communications, material, hardware, equipment or property. The requirements of this Section apply regardless whether such property, assets, documents or other materials are located or stored (a) at ALEXION’s offices or other location (including but not limited to HALLAL’s personal residence) or (b) on ALEXION’s systems or equipment or any other system or equipment (including but not limited to HALLAL’s personal system or equipment).
11.    Resignation. By signing this Agreement, HALLAL hereby resigns from any and all positions that he holds as a director or officer of ALEXION or its affiliates, including his positions as Chief Executive Officer, member of the Board of Directors, and member of the Board of Directors for the Pharmaceutical Research and Manufacturers of America. HALLAL agrees to execute the letter of resignation attached hereto as Exhibit A.
12.    Agreed Statements. The parties agree that ALEXION and HALLAL will issue public statements regarding HALLAL’s resignation substantially in the forms attached hereto as Exhibit B and will limit any public statements regarding HALLAL’s termination of employment with ALEXION to such agreed statements. The parties agree that the release of said public statements will not violate the terms of any confidentiality provision, or any other provision, contained in this Agreement or any other agreement between the parties. The public statements attached hereto are incorporated herein by reference. If ALEXION is contacted for a reference, ALEXION will confirm dates of employment and job title in accordance with ALEXION policy and will not make any other statements to the party requesting a reference.
13.    Cooperation. HALLAL agrees to cooperate with, and assist, ALEXION to ensure a smooth transition of his work responsibilities. At any time following the Separation Date, HALLAL will provide such information as ALEXION may reasonably request with respect to any ALEXION-related transaction or other matter in which HALLAL was involved in any way while employed by ALEXION. HALLAL further agrees to assist and cooperate with ALEXION in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by ALEXION. Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to HALLAL, including through in-person interview(s) with ALEXION’s internal Legal Department or outside counsel for ALEXION. HALLAL shall be entitled to reimbursement for all properly documented expenses incurred in connection with rendering services under this Section, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.
14.    Non-Interference with Rights. The Release set forth in Section 5 of this Agreement excludes any claims which cannot be waived by law, such as claims for unemployment/worker compensation, or claims for vested/earned benefits under ERISA-covered employee benefit plans as applicable on the date that HALLAL signs this Agreement. Further, HALLAL understands, agrees and acknowledges that nothing contained in this Agreement, including but not limited to Sections 5 (Release), 6 (Disclosure), 7 (Promise Not to Sue), 8 (Confidentiality and Non-Disclosure), 9 (Continuing Obligations), 10 (Return of ALEXION Assets), 12 (Agreed Statement), 13 (Cooperation), or 15 (Remedies), shall prohibit or restrict HALLAL from filing a charge or complaint with, reporting possible violations of any law or regulation, making disclosures to, and/or participating in any investigation or proceeding conducted by the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the Securities and Exchange Commission, and/or any other governmental agency or entity, or from exercising rights under Section 7 of the National Labor Relations Act to engage in joint activity with other employees, and that notwithstanding any other provision in this Agreement, HALLAL is not required to seek authorization from ALEXION or to notify ALEXION before doing so.
15.    Remedies. HALLAL agrees that if he is found by ALEXION to have violated this Agreement, ALEXION will cease any remaining payments under Section 3 and HALLAL will pay ALEXION’s reasonable attorneys’ fees, court costs and other expenses to enforce this Agreement, in addition to any other available relief.
16.    Choice of Law and Forum. This Agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its conflicts of law rules. The parties hereby consent to the jurisdiction of the federal and state courts located in the State of Connecticut to resolve any disputes arising out of the interpretation or administration of this Agreement.
17.    Successors. This Release shall be binding upon and inure to the benefit of HALLAL, ALEXION, and their respective heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of the Released Parties.
18.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable or invalid, the other Sections shall remain fully valid and enforceable.
19.    Representations. HALLAL acknowledges and agrees that:

(a)	he has, by being given a copy of this Agreement, been advised to consult with an attorney of his own choice, and he has been given the opportunity to do so prior to signing this Agreement;

(b)	he has not been promised anything besides what is in this Agreement;

(c)
the payment described in this Agreement exceeds the amount that he otherwise would receive at the end of his employment with ALEXION, and provides adequate and sufficient consideration to support this Agreement;

(d)	he has reviewed this Agreement and is signing this Agreement knowingly and voluntarily;

(e)	he has not been coerced or threatened into signing this Agreement;

(f)	he was not required to waive any attorneys’ fees as a condition of this Agreement; and

(g)	this Agreement can only be modified in a written document signed by both HALLAL and ALEXION.
20.    Entire Agreement, Acknowledgement. This Agreement sets forth the entire agreement between the parties on the subject matter herein. HALLAL is not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving HALLAL and ALEXION, including the Employment Agreement, are superseded by this Agreement, except that HALLAL acknowledges that (i) this Agreement shall not in any way affect, modify, or nullify any prior agreement that HALLAL entered into with ALEXION regarding confidentiality, trade secrets, inventions, or unfair competition, and (ii) section 5 (Non-Competition, Non-Solicitation and Non-Disparagement) of the Employment Agreement shall survive and remain in full force and effect. HALLAL further acknowledges that the restraints set forth in section 5 of the Employment Agreement are necessary for the reasonable and proper protection of ALEXION and are reasonable in respect to subject matter, length of time, and geographic area. To the extent of any conflict between the terms of this Agreement and any other document concerning severance benefits, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
21.    Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together, all of which shall constitute one original document. Original signatures that are transmitted by fax or electronic mail shall be considered original signatures under this Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.

__/s/ David Hallal______     Date: __12/11/16____
DAVID HALLAL

ALEXION PHARMACEUTICALS, INC.

By: /s/ Clare Carmichael_____Date: 12/11/16
Name: Clare Carmichael
Title:     Executive Vice President and
Chief Human Resources Officer